Exhibit 11

SHARE PURCHASE AND SALE AGREEMENT

This Share Purchase and Sale Agreement (“Agreement”) is made and entered into by and among Kudos Limited   a B.V.I. corporation with its registered office located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Selling Shareholder”) and Cheng Chung Hing  , (the “Buyer”) holder of Hong Kong Identity Card No. G297436(2) of residing at 20B, The Mayfair, 1 May Road, Hong Kong effective as of December 4, 2013.

1.	Agreement of Purchase and Sale.

Upon the terms of and subject to the conditions set forth in this Agreement, the Selling Shareholder hereby agrees to sell, assign, transfer and deliver to the Buyer, and the Buyer hereby agrees to purchase and acquire from the Selling Shareholder, 5,744,323 ordinary stock of China Metro-Rural Holdings Limited (formerly known as Man Sang International (B.V.I.) Limited, NYSE MKT ticker number: CNR), free and clear of any and all liens, security interests or other encumbrances of any kind or nature whatsoever.

2.	Purchase Price.

Upon the terms and subject to the conditions set forth in this Agreement, the buyer agrees to pay to the Selling Shareholder the sum of US$5,744,323.00 as the total consideration, amounted at US$1.00 per share (the “Consideration”). The payment for such shares is to be made to the Selling Shareholder on or before December 3, 2014, being one year after the date of Agreement, bearing an interest with interest rate of 8% per annum from date of Agreement, and shall be payable to the Selling Shareholder by the Buyer together with the Consideration. In case where the payment of the Consideration is made less than one year from the date of Agreement, the interest shall be calculated on a pro-rata basis.

3.	Certificates.

Upon executing this Agreement, the Selling Shareholder shall submit to the transfer agent for the Company share certificates along with instructions to deliver to the Buyer a share certificate representing the number of shares purchased.

4.	Representations.

Shares will bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE SECURITIES ACT). THEY MAY NOT BE SOLD, PLEDGED, HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURTIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.	Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

Both Selling Shareholder and Buyer agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong S.A.R. and irrevocably submits to the non-exclusive jurisdiction of such courts.

6.	Declaration

Both Selling Shareholder and Buyer hereby DECLARE that they had sought independent legal advice in respect of this transaction and the contents of this Agreement.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by Leong Pui Ha For and on behalf of Kudos Limited , the Selling Shareholder in the presence of :-	) ) ) )

SIGNED by Cheng Chung Hing , the Buyer in the presence of :-	) ) ) )